Exhibit 5.1

Natalie Y. Karam

T: +1 650 843 5778

nnkaram@cooley.com

March 1, 2024

Life360, Inc.

1900 South Norfolk Street

Suite 310

San Mateo, CA 94403

Re:	Life360, Inc. - Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Life360, Inc., a Delaware corporation (the “Company”) in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the ”Commission”) covering the offering of up to 3,407,791 shares (the “Shares”) of common stock, par value $0.001 per share, issuable pursuant to the Life360, Inc. Amended and Restated 2011 Stock Plan (the “Stock Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Stock Plan, and (d) such other records, documents, certificates, memoranda, and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP 3175 Hanover Street,  Palo Alto, CA 94304

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Life360, Inc.

March 1, 2024

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Natalie Y. Karam
Natalie Y. Karam

Cooley LLP 3175 Hanover Street,  Palo Alto, CA 94304

t: (650) 843-5000 f: (650) 849-7400 cooley.com